EXECUTION VERSION

PURCHASE

AGREEMENT

Dated as of February 16, 2012

by and among

VITACOST.COM, INC.

and

the Purchasers identified on Exhibit A hereto

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TABLE OF CONTENTS (CONT’D)

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 16, 2012, by and among Vitacost.com, Inc., a Delaware corporation (the “Company”), and the purchasers identified on Exhibit A hereto (collectively, the “Purchasers” and, each, a “Purchaser”).

WHEREAS, the Company desires to issue and sell to each Purchaser, and each Purchaser desires to purchase from the Company, the aggregate number of shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), and such number of warrants to purchase shares of Common Stock (the “Warrants”), each as set forth opposite such Purchaser’s name on Exhibit A hereto (the “Transaction”).

WHEREAS, the Common Stock and the Warrants are being offered and, as applicable, sold and issued to the Purchasers, on the terms and subject to the conditions set forth herein, without registration under the Securities Act (as defined below), in reliance on an exemption from the registration requirements under the Securities Act.

WHEREAS, each of Great Hill Equity Partners III, L.P., Great Hill Equity Partners IV, L.P. and Great Hill Investors, LLC (collectively, “Great Hill”) is a stockholder of the Company and is being offered its pro rata share of the Common Stock being issued by the Company in the Transaction, and in no event shall either the issuance or the sale of the Common Stock to Great Hill result in an increase in Great Hill’s proportionate share of the Common Stock of the Company.

WHEREAS, the Transaction shall be consummated following the purchase by each Purchaser of the Common Stock and Warrants that the Company desires to issue and sell, and the Agreement shall terminate upon the failure of any Purchaser to purchase the Common Stock and Warrants.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, mutual covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Common Stock

Section 1.1           Purchase and Sale of Common Stock.  Upon the following terms and conditions, the Company shall issue and sell to the Purchasers, and the Purchasers shall, severally and not jointly, purchase from the Company: (a) an aggregate of 4,920,288 shares of Common Stock (collectively, the “Shares”) in the amounts set forth opposite their respective names on Exhibit A, at a price per Share equal to $7.04, and for an aggregate purchase price of $34,638,827.52 (the “Share Purchase Price”); and (b) the Warrants to purchase an aggregate of 1,680,601 shares of Common Stock (the “Warrant Shares”) with an exercise price of $7.04 per share in the amounts set forth opposite their respective names on Exhibit A, and for an aggregate purchase price of $210,075.15 (the “Warrant Purchase Price” and together with the Share Purchase Price, the “Purchase Price”). The Company and the Purchasers are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, including Regulation D (“Regulation D”), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments to be made hereunder.

Section 1.2           Purchase Price and Closing.  The Company agrees to issue and sell to the Purchasers and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers agree, severally and not jointly, to purchase the Shares. The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of the Company located at 5400 Broken Sound Blvd. NW – Suite 500, Boca Raton, Florida, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article IV, or at such other time and place or on such date as the Purchasers and the Company may agree upon (such date is hereinafter referred to as the “Closing Date”). At the Closing, the entire Purchase Price shall be paid by the Purchasers in cash (with each Purchaser simultaneously paying the dollar amount set forth opposite such Purchaser’s name on Exhibit A), by wire transfer of immediately available funds, to an account designated in writing by the Company against the issuance by the Company of the Shares and the Warrants.

Section 1.3           Delivery.  At the Closing or as promptly thereafter as is practicable (but in no event more than five (5) Business Days after the Closing Date or two (2) Business Days after the Closing Date in the case of the Warrants), the Company shall deliver to the Purchasers (a) certificates representing the portion of the Shares purchased by such Purchaser (it being understood that the Purchasers shall be record holders of the Shares on the Closing Date), and (b) one or more warrants in substantially the form attached hereto as Exhibit B to acquire an aggregate of 1,680,601 shares of Common Stock. For purposes hereof, the term “Business Day” shall mean a day other than Saturday, Sunday or a federal holiday in which the New York Stock Exchange is closed for trading.

Section 1.4           Reservation of Warrant Shares.  The Company has authorized and has reserved and covenants to continue to reserve a number of its authorized but unissued shares of Common Stock equal to the aggregate number of shares of Common Stock necessary to permit the exercise of the Warrants, so long as the Warrants are outstanding. Any shares of Common Stock issuable upon exercise of the Warrants (and such shares when issued) are herein referred to as the “Warrant Shares”. The Shares, the Warrants and the Warrant Shares are sometimes collectively, individually, or in some combination thereof, referred to herein as the “Securities”.

ARTICLE II

Representations and Warranties

Section 2.1           Representations and Warranties of the Company.  The Company hereby represents and warrants to the Purchasers as follows:

(a)          Organization; Standing and Power. The Company and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change to the Company. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. For purposes of this Agreement, the term “Material Adverse Change” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Change, that (i) is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its subsidiaries or (ii) will or is reasonably likely to materially impede the ability of such entity to timely consummate the transactions contemplated by the Transaction Documents in accordance with the terms thereof and applicable legal requirements.

(b)          Issuance and Delivery of Shares. The issuance and delivery of the Shares has been duly authorized and, when issued and paid for in accordance with the terms of this Agreement, (a) shall be free and clear of any and all liens, security interests, options, claims, encumbrances or restrictions (collectively, “Liens”), except for such restrictions on transfer or ownership as set forth in this Agreement or otherwise imposed by applicable federal or state securities laws or by such Purchaser, (b) shall have been duly authorized and validly issued, (c) shall be fully paid and nonassessable and (d) shall have been issued in compliance with all applicable federal and state securities laws. The issuance and delivery of the Shares are not subject to any preemptive or similar rights. The Warrant Shares have been duly authorized by the Company and reserved and, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, (a) shall be free and clear of any and all Liens, except for such restrictions on transfer or ownership as set forth in this Agreement or otherwise imposed by applicable federal or state securities laws or by such Purchaser, (b) shall have been duly authorized and validly issued, (c) shall be fully paid and nonassessable and (d) shall have been issued in compliance with all applicable federal and state securities laws.

(c)          Charter Documents. The Company is not in violation of any of the provisions of the Company Charter Documents and each Significant Subsidiary of the Company is not in violation of its respective Subsidiary Charter Documents. For purposes of this Agreement, the term: (i) “Company Charter Documents” shall mean (A) a true and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended to date; (ii) “Significant Subsidiary” shall have the meaning provided by Rule 1-02 of Regulation S-X of the Commission; (iii) “Subsidiary Charter Documents” shall mean the certificate of incorporation and bylaws, or like organizational documents of a Subsidiary; and (iv) “Commission” shall mean the Securities and Exchange Commission.

(d)          Subsidiaries. Exhibit 21 to the Company’s Report on Form 10-K for the period beginning January 1, 2010 and ending December 31, 2010 includes all the Subsidiaries of the Company which are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, a wholly-owned Subsidiary of the Company, or the Company and another wholly-owned Subsidiary of the Company, free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws, except as would not reasonably be expected to have a Material Adverse Change to the Company or a Material Adverse Change to such Subsidiary. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other person. For purposes of this Agreement, the term “Lien” shall mean pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever.

(e)          Capital Stock. The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Common Stock and (ii) 25,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”). At the close of business on February 15, 2012: (i) 28,277,855 shares of Common Stock were issued and outstanding and (ii) no shares of Preferred Stock were issued and outstanding, and since February 15, 2012 there have been no material changes in the information provided pursuant to clauses (i) and (ii) of this sentence. No shares of Common Stock are owned or held by any Subsidiary of the Company. Each share of capital stock of the Company which may be issued as contemplated or permitted by the Transaction Documents will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights, free and clear of all Liens.

(f)          Stock Options. As of the close of business on December 31, 2011: (i) not more than 4,243,230 shares of Common Stock are subject to issuance pursuant to outstanding options (“Company Options”) under the stock option plans of the Company (the “Stock Option Plans”), and (ii) 6,531,514 shares of Common Stock are reserved for future issuance under the Stock Option Plans. All shares of Common Stock subject to issuance under the Company Options, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(g)          Voting Debt. No Voting Debt of the Company is issued or outstanding as of the date hereof. For purposes of this Agreement, the term “Voting Debt” shall mean any bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company.

(h)          Other Securities. Except as otherwise disclosed in the SEC Reports (as defined herein) filed prior to the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, contract, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable material Contracts. For purposes of this Agreement, the term: (A) “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity; (B) “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect; and (C) ”Governmental Entity” shall mean any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(i)          Authority. The Company has all requisite corporate power and authority to enter into this Agreement, the Registration Rights Agreement between the Company and JHH Capital, LLC and Jeffery Horowitz in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), the Warrants and the other agreements and documents contemplated hereby and thereby which are executed by the Company or to which the Company is a party (all of the foregoing agreements and documents, including this Agreement, are collectively referred to herein as the “Transaction Documents”). The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate or other proceeding on the part of the Company is necessary to authorize the execution and delivery of the Transaction Documents or to consummate the transactions contemplated thereby, subject only to such registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the rules and regulations of the Nasdaq Stock Market (the “Necessary Consents”). The Transaction Documents have been, or will be upon the Closing, duly executed and delivered by the Company (other than the Warrants, which will be delivered within two (2) Business Days of the Closing) and, assuming due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(j)          Non-Contravention. The execution and delivery of the Transaction Documents by the Company does not, and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated thereby will not: (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to compliance with the requirements set forth in Section 2.1(h), conflict with or violate any material Legal Requirement applicable to the Company or any of the Company’s Subsidiaries or by which the Company or any of the Company’s Subsidiaries or any of their respective properties is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any material Contract of the Company, or (iv) trigger anti-dilution rights or other rights to acquire additional equity securities of the Company.

(k)          Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other person is required to be obtained or made by the Company in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereby, except for (i) certain of the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company or materially adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby.

(l)          Commission Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the Commission since January 1, 2011. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “SEC Reports.” As of their respective dates, the SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(m)          Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports (the “Company Financials”): (i) complied as to form in all material respects with applicable securities laws and regulations thereunder, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the Commission on Form 10-Q, 8-K or any successor form under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated. The balance sheet of the Company contained in the SEC Reports as of September 30, 2011 is hereinafter referred to as the “Company Balance Sheet.”

(n)          No Undisclosed Liabilities. Neither the Company nor its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the Company Financials), which individually or in the aggregate (i) has not been reflected in the Company Balance Sheet, or (ii) has not arisen in the ordinary course of business consistent with past practices since the Company Balance Sheet.

(o)          No Proceedings. There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries by Governmental Entity or any third party that would be reasonably likely, individually or in the aggregate, to enjoin, prevent or materially delay the consummation by the Company of the transactions contemplated by the Transaction Documents.

(p)          No Solicitation; No Integration. Neither the Company nor any of its Subsidiaries, nor any person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Shares, (ii) has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the Securities Act or (iii) has issued any securities which may be integrated with the sale of the Shares to any Purchaser for purposes of the Securities Act or of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, nor will the Company or any of its Subsidiaries or affiliates take any action or steps that would require registration of any of the Shares under the Securities Act or cause the offering of the Shares to be integrated with other offerings (other than the other transactions contemplated in the Transaction Documents). Assuming the accuracy of the representations and warranties of the Purchaser in Section 2.2 of this Agreement, the offer and sale of the Shares by the Company to the Purchasers pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

(q)          Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company has conducted its business only in the ordinary course of business consistent with past practice and there has not been: (i) any Material Adverse Change to the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock, (iv) entry by the Company or any of its Subsidiaries into any licensing or other agreement with regard to the disposition of any material intellectual property other than licenses, distribution agreements, advertising agreements, sponsorship agreements or merchant program agreements entered into in the ordinary course of business consistent with past practice, (v) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or by the Commission, (vi) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, (vii) any communication from the Nasdaq Stock Market with respect to the delisting of the Common Stock, (viii) any cancellation by the Company or any of its Subsidiaries of any debts or waiver of any claims or rights of material value, (ix) any sale, transfer or other disposition outside of the ordinary course of business of any properties or assets (real, personal or mixed, tangible or intangible) by the Company or any of its Subsidiaries, or (x) any agreement, whether in writing or otherwise, to take any action described in this section by the Company or any of its Subsidiaries.

(r)          No Market Manipulation. The Company has not, and to its knowledge no one acting on its behalf has, taken, and the Company will not, and will not cause any person acting on its behalf to, take directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares.

(s)          No Brokers. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by any Purchasers or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim.

(t)          Certain Registration Matters. Except as specified in the Registration Rights Agreement, that certain Employment Agreement, dated February 16, 2011, by and between the Company and Jeffrey Horowitz, and that certain Registration Rights Agreement, dated October 8, 2010 by and among the Company, Great Hill Investors, LLC, Great Hill Equity Partners III, L.P., Great Hill Partners GP III, L.P., GHP III, LLC, Great Hill Equity Partners IV, L.P., Great Hill Partners GP IV, L.P. and GHP IV, LLC (the “Great Hill Registration Rights Agreement”), the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been satisfied.

(u)          Listing and Maintenance Requirements. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Shares on NASDAQ. The issuance and sale of the Securities under the Transaction Documents does not contravene the rules and regulations of NASDAQ and no approval of the stockholders of the Company thereunder is required for the Company to issue and deliver to the Purchasers the Securities contemplated by the Transaction Documents.

Section 2.2           Representations and Warranties of the Purchasers.  Each of the Purchasers hereby makes the following representations and warranties to the Company with respect solely to itself and not with respect to any other Purchasers:

(a)          Organization and Standing of the Purchasers. If such Purchaser is an entity, such Purchaser is a corporation, limited liability company or partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)          Authorization and Power. Such Purchaser has the requisite power and authority to enter into and perform the Transaction Documents and to purchase the Shares being sold to it hereunder. The execution, delivery and performance of the Transaction Documents by such Purchaser and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate or other action, and no further consent or authorization of such Purchaser or its Board of Directors, stockholders, or partners, as the case may be, is required. The Transaction Documents constitute, or shall constitute when executed and delivered by the Company and all of the Purchasers, valid and binding obligations of such Purchaser enforceable against such Purchaser in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of creditor’s rights and remedies or by other equitable principles of general application.

(c)          Acquisition for Investment. Such Purchaser is acquiring the Securities solely for its own account and not with a view to or for sale in connection with the distribution thereof. Such Purchaser does not have a present intention to sell any of the Securities, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of the Securities to or through any person or entity. Such Purchaser acknowledges that it (i) has such knowledge and experience in financial and business matters such that such Purchaser is capable of evaluating the merits and risks of its investment in the Company, (ii) is able to bear the financial risks associated with an investment in the Securities, and (iii) has been given full access to such records of the Company and the Subsidiaries and to the officers of the Company as it has deemed necessary or appropriate to conduct its due diligence investigation.

(d)          Restricted Securities. Such Purchaser understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein. Such Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Purchaser must hold the Securities indefinitely unless they are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements which are outside of such Purchaser’s control. Such Purchaser understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

(e)          No General Solicitation. Such Purchaser acknowledges that the Securities were not offered to such Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.

(f)          Accredited Investor. Such Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE III

Covenants

Section 3.1           Public Disclosure.  The parties shall consult with each other, and to the extent practicable, agree, before issuing any press release or Form 8-K or otherwise making any public statement with respect to the transactions contemplated by the Transaction Documents other than as may be required in any filing with the Commission or the Company’s listing agreement with the Nasdaq Stock Market, as advised by counsel to the Company.

Section 3.2           Fees and Expenses.  Following the Closing, the Company shall pay the fees and reasonable out-of-pocket expenses of the Purchasers’ legal counsel incurred in connection with the negotiation, preparation, execution, delivery and performance of the Transaction Documents and the financing contemplated thereby. The Company shall promptly pay all such fees and expenses upon receipt of an invoice for such.

Section 3.3           Further Assurances.  From and after the date of this Agreement, upon the request of the Purchasers or the Company, the Company and each Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement. The Company agrees to use its commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Transaction Documents, subject to the terms and conditions hereof and thereof, including all actions and things necessary to cause all conditions set forth in Article IV to be satisfied.

Section 3.4           Additional Listing Application.  To the extent required by the rules of the Nasdaq Stock Market or the Company’s listing agreement with the Nasdaq Stock Market, the Company will file a notification form for the listing of additional shares in connection with the transactions contemplated hereby.

Section 3.5           Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities. If a replacement certificate or instrument evidencing any Securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

ARTICLE IV

Conditions

Section 4.1           Conditions Precedent to the Obligations of each Party to Close and Purchase or Sell the Shares.  The respective obligations of any party to this Agreement to proceed with the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)          No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, or promulgated by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(b)          The Closing shall occur simultaneously for all Purchasers, and if any Purchaser defaults or does not pay its portion of the Purchase Price at the Closing, the transactions contemplated by the Transaction Documents shall not be consummated, and the Closing shall not occur.

Section 4.2           Conditions Precedent to the Obligation of the Purchasers to Close and to Purchase the Shares.  The obligations of the Purchasers to purchase the Shares from the Company at the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Purchasers:

(a)          Delivery of Transaction Documents. The other Transaction Documents to which the Company is a party (other than the Warrants, which will be delivered within two (2) Business Days of the Closing Date) shall have been duly executed and delivered by the Company to the Purchasers.

Section 4.3           Conditions Precedent to the Obligation of the Company to Close and to Sell the Shares.  The obligation of the Company to sell the Shares to the Purchasers shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)          Delivery of Transaction Documents. The other Transaction Documents to which the Purchasers are party shall have been duly executed and delivered by the Purchasers to the Company.

ARTICLE V

Certificate Legend

Section 5.1           Legend.

(a)          Each certificate representing the Shares and the Warrant Shares shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws) until such legend may be removed as provided in subsection (b) below:

“THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IF APPLICABLE, STATE SECURITIES LAWS. THESE SHARES OF COMMON STOCK MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SHARES OF COMMON STOCK UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO VITACOST.COM, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b)          The Company agrees to reissue certificates representing any of the Shares or Warrant Shares, without the legend set forth above, if at such time, prior to making any transfer of any such Securities, such holder thereof shall give written notice to the Company describing the manner and terms of such transfer and removal as the Company may reasonably request; provided that such legends shall not be removed and such proposed transfer will not be effected until: (i) such shares of Common Stock are registered under the Securities Act; or (ii) such holder provides the Company with an opinion of counsel acceptable to the Company to the effect that a public sale, assignment or transfer of the shares of Common Stock may be made without registration under the Securities Act. In the case of any proposed transfer under this Section 5.1, the Company shall in no event be required, in connection therewith, to qualify to do business in any state where it is not then qualified or to take any action that would subject it to tax or to general service of process in any state where it is not then subject. The restrictions on transfer contained in this Section 5.1 shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement.

ARTICLE VI

Termination

Section 6.1           Termination.  This Agreement may be terminated at any time prior to the Closing Date by (a) the mutual written consent of the Company and all of the Purchasers, or (b) any party if the Closing Date has not occurred by February 24, 2012; provided, however, that the right to terminate pursuant to this Section 6.1 shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date, and such action or failure to act constitutes a breach of this Agreement.

Section 6.2           Effect of Termination.  In the event of a termination by the Company or the Purchasers, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by any party. If this Agreement is terminated as provided in Section 6.1 herein, this Agreement shall become void and of no further force or effect, except for this Section 6.2 and Article VII herein, which shall survive the termination of this Agreement. Nothing in this Section 6.2 shall be deemed to release the Company or any Purchaser from any liability for any breach of this Agreement, or to impair the rights of the Company or such Purchaser to compel specific performance by the other of its obligations under this Agreement.

ARTICLE VII

Miscellaneous

Section 7.1           Governing Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 7.1 by the state and federal courts located in the State of Delaware and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware or any other jurisdiction.

Section 7.2           Entire Agreement; Amendment.  This Agreement, the other Transaction Documents, the Great Hill Registration Rights Agreement and the Stockholder Agreement, dated as of October 8, 2010, by and among the Company, Great Hill Investors, LLC, Great Hill Equity Partners III, L.P., and Great Hill Equity Partners IV, L.P. (the “Stockholder Agreement”), constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any previous agreements among the parties relative to the specific subject matter hereof are superseded by this Agreement. Neither this Agreement nor any provision hereof may be amended, changed, waived, discharged or terminated other than by a written instrument signed by the party against who enforcement of any such amendment, change, waiver, discharge or termination is sought.

Section 7.3           Notices, etc.  All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, express delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed, to the party to be notified, at the respective addresses set forth below, or at such other address which may hereinafter be designated in writing:

(a)          If to the Purchasers, to the respective addresses set forth on Exhibit A hereto.

(b)          If to the Company, to:

Vitacost.com, Inc.

5400 Broken Sound Blvd. NW – Suite 500

Boca Raton, Florida 33487-3521

Attention: General Counsel

Phone: 561-982-4180

Fax No.: 561-443-2627

with a copy to:

Wilson Sonsini Goodrich & Rosati

1700 K Street, NW

Fifth Floor

Washington, DC 20006

Attention: Robert D. Sanchez, Esq.

   Daniel S. Peale, Esq.

Fax No.:  202-973-8899

Section 7.4           Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

Section 7.5           Titles; Subtitles.  The titles of the Articles and Sections of this Agreement are for convenience of reference only and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

Section 7.6           Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

Section 7.7           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 7.8           Survival.  The representations and warranties of the Company and the Purchasers contained herein shall not survive the Closing.

Section 7.9           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

Section 7.10         Severability.  If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.11         SPECIFIC PERFORMANCE.  THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH ITS SPECIFIC INTENT OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS, WITHOUT BOND, TO PREVENT OR CURE BREACHES OF THE PROVISIONS OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED BY LAW OR EQUITY, AND ANY PARTY SUED FOR BREACH OF THIS AGREEMENT EXPRESSLY WAIVES ANY DEFENSE THAT A REMEDY IN DAMAGES WOULD BE ADEQUATE.

Section 7.12         Consents.  Any permission, consent, or approval of any kind or character under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

Section 7.13         Construction of Agreement.  No provision of this Agreement shall be construed against either party as the drafter thereof.

Section 7.14         Variations of Pronouns.  All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.

Section 7.15         Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under the Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The decision of each Purchaser to purchase Securities pursuant to the Transaction Documents has been made by such Purchaser independently of any other Purchaser. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Purchasers are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by the Transaction Documents or any other matters, and the Company acknowledges that, to its knowledge, the Purchasers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with such Purchaser making its investment hereunder and that no other Purchaser or counsel or advisor for such other Purchaser will be acting as agent of such Purchaser in connection with monitoring such Purchaser’s investment in the Securities or enforcing its rights under the Transaction Documents. The Company and each Purchaser confirms that each Purchaser has independently participated with the Company in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the purchase and sale of the Securities contemplated hereby was solely in the control of the Company, not the action or decision of any Purchaser, and was done solely for the convenience of the Company and not because it was required or requested to do so by any Purchaser. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among Purchasers.

[Remainder of page intentionally left blank. Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

VITACOST.COM, INC.

By:	/s/ Stephen E. Markert
Name: Stephen E. Markert
Title: Interim Chief Financial Officer

JHH CAPITAL, LLC

By:	/s/ Jeffrey Horowitz
Name: Jeffrey Horowitz
Title: Manager

[Signature Page to Purchase Agreement]

GREAT HILL EQUITY PARTNERS III, L.P.

By:	GREAT HILL PARTNERS GP III, L.P., its General Partner

By:	GHP III, LLC, its General Partner

By:	/s/ Christopher Gaffney
Name: Christopher Gaffney
Title: A Manager

GREAT HILL EQUITY PARTNERS IV, L.P.

By:	GREAT HILL PARTNERS GP IV, L.P., its General Partner

By:	GHP IV, LLC, its General Partner

By:	/s/ Christopher Gaffney
Name: Christopher Gaffney
Title: A Manager

GREAT HILL INVESTORS, LLC

By:	/s/ Christopher Gaffney
A Manager

[Signature Page to Purchase Agreement]

FRESHFORD PARTNERS, LP

By:	/s/ David Hough
Name: David Hough
Title: Authorized Signatory

FRESHFORD MASTER FUND, LTD

By:	/s/ David Hough
Name: David Hough
Title: Authorized Signatory

[Signature Page to Purchase Agreement]

BARON SMALL CAP FUND

By:	BAMCO, Inc., Its Investment Adviser

By:	/s/ Patrick M. Patalino
Name: Patrick M. Patalino
Title: General Counsel

[Signature Page to Purchase Agreement]

EXHIBIT A

SCHEDULE OF PURCHASERS

Name	Shares of Common Stock Purchased	Aggregate Purchase Price for Common Stock	Warrant Shares Acquired	Aggregate Purchase Price for Warrants
JHH Capital, LLC 5400 Broken Sound Blvd. NW Suite 500 Boca Raton, Florida 33487-3521 Phone: 561-982-4180 Fax No.: 561-443-2627 With a copy to: Buchanan Ingersoll & Rooney PC Two Liberty Place, Suite 3200 50 South 16th Street Philadelphia, PA 19102-2555 Attention: Brian North	2,272,727	$15,999,998.08	776,286	$97,035.75
Great Hill Equity Partners III, L.P. c/o Great Hill Partners, LLC One Liberty Square Boston Massachusetts 02109 Attention: Michael A. Kumin Fax No.: 617-790-9401 with a copy to: Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Attention: Howard L. Ellin, Esq. Fax No.: 917-777-2438	616,834	$4,342,511.36	210,689	$26,336.13
Great Hill Equity Partners IV, L.P. c/o Great Hill Partners, LLC One Liberty Square Boston Massachusetts 02109 Attention: Michael A. Kumin Fax No.: 617-790-9401	323,433	$2,276,968.32	110,473.00	$13,809.13
Great Hill Investors, LLC c/o Great Hill Partners, LLC One Liberty Square Boston Massachusetts 02109 Attention: Michael A. Kumin Fax No.: 617-790-9401	2,749	$19,352.96	939	$117.38
Freshford Partners, LP 800 Westchester Avenue Suite N617 Rye Brook, New York, 10573	740,767	$5,214,999.68	253,021	$31,627.63
Freshford Master Fund, Ltd 800 Westchester Avenue Suite N617 Rye Brook, New York, 10573	253,551	$1,784,999.04	86,604	$10,825.50
Baron Small Cap Fund 767 5th Ave New York, NY 10153-0047	710,227	$4,999,998.08	242,589	$30,323.63
Total:	4,920,288	$34,638,827.52	1,680,601	$210,075.15

A-1

EXHIBIT B

FORM OF WARRANT

B-1

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

C-1